                                                                    Exhibit 12.1


                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                             Three months
                                                ended
                                             June 30, 2002
                                            --------------
                                            (in thousands)

        Earnings:
Loss before income taxes                       $(19,836)
Add:
Rent expense representative of interest(1)        1,131
Interest expense net of capitalized interest      2,272
Amortization of debt discount and expense           605
Amortization of capitalized interest                  3
                                               --------
Adjusted Earnings (Loss)                       $(15,825)
                                               ========

Fixed Charges:
Rent expense representative of interest(1)     $  1,131
Interest expense net of capitalized interest      2,272
Amortization of debt discount and expense           605
Capitalized interest                                --
                                               --------
Fixed Charges                                  $  4,008
                                               ========

Ratio of earnings to fixed charges                (2)
                                               ========
-----------------
(1) Calculated as one-third of rentals, which is considered representative of the interest factor.

(2) Adjusted earnings were not sufficient to cover fixed charges, falling short by $19,833 for the three months ended June 30, 2002.